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                                   Appendix A

 Description of Services to be Provided by Utility Company and Determination of
               Charges for Such Services to the Client Companies

This document sets forth the methodologies used to accumulate the costs of services performed by the Utility Company and to assign or allocate such costs to other subsidiaries and other business units within Energy East ("Client Entities").

DESCRIPTION OF SERVICES
-----------------------

A description of each of the services performed by the Utility Company, which may be modified from time to time, is presented below.

1. Call center services include responding to client entities' customer calls. These costs are allocated using the call center ratio.

2. Customer billing services consists of preparing and mailing bills for client entities. These costs are allocated using the customer billing ratio.

3. Network support services includes the cost of the network server and the management of the local and area-wide data networks for client entities. These costs are allocated using the Lan/Wan service ratio.

4. Telephone and voice services include the cost of telephone equipment, hook-up, management of the internal telephone network and maintenance of the voice mail systems and wiring needed to perform these services for client entities. These costs are allocated using the telephone and voice service ratio. This excludes actual usage that is billed directly to the client entity.

5. Credit and Collection services include the cost of collection activities for client entities. These costs are allocated using the customer billing ratio.

6. Management support services such as financial and administrative, corporate planning, legal, information services, etc. as needed during the transition period. Costs are directly charged to the benefiting client entity or distributed based on one of the allocation methods described below.

Utility Company's accounting, billing and cost allocation methods utilize the Federal Energy Regulatory Commission's Uniform System of Accounts.


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COST ASSIGNMENT
---------------

The Utility Company will maintain an accounting system that enables costs to be identified by Work Request (W/R) number. These W/R numbers used in combination with Accounts, Resource Codes, Product/Service Codes and Client Entity numbers will indicate whether the cost is a direct charge or the result of an allocated charge. The primary inputs to the accounting system are time reports, accounts payable invoices and journal entries. Charges for labor are calculated using the employees' hourly rate. Indirect attributable costs are charged to the services performed in proportion to the directly assigned costs or other appropriate cost allocators.

Cost will be accumulated by work request number and assigned as follows:

1. Costs accumulated in a work request number for services specifically performed for a single Client will be directly assigned or billed to the Client.

2. Costs accumulated in a work request number for services specifically performed for two or more Clients will be distributed among the Clients using methods determined on a case-by-case basis consistent with the nature of the work performed and on one of the allocation methods described below.

COST ALLOCATION

The Utility Company uses cost allocation methods designed to fully distribute costs. The Utility Company's cost allocation methodology is comprised of the following:

1. To "direct charge" all labor, materials and other expenses to client entities whenever feasible.

2. To allocate directly attributable costs to client entities based upon a measurable cost causing relationship, i.e., Call Center costs are allocated on the actual calls received for each client.

Costs that can be directly attributed to direct charges are allocated in proportion to the direct charges or other appropriate cost allocations. For example, direct labor charged to prepare testimony for a specific utility not only includes the direct payroll charge (the hourly rate times the hours reported) but also includes the cost of that individual's proportional payroll overhead cost, and such other overheads as common asset usage, occupancy charges and management overhead charges (commonly referred in aggregate as an Administrative and General Overhead).


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ALLOCATION METHODS
------------------

ALLOCATIONS RELATED TO DIRECT LABOR CHARGES

The following allocations will be applied to the Direct Labor Charges:

Payroll Overhead Charge will be calculated to recover costs associated with labor, such as pension, benefits, lost time and payroll taxes. The payroll overhead costs will be charged to client companies based on direct labor charges. The rate is computed by dividing the annual payroll overhead expenses by the annual base labor dollars.

Other Allocations applied to Direct Labor Charges will consist of the following:

1.        Common Asset Usage Overhead:

          The Common Asset Usage Overhead allocates the cost of furniture and desktop equipment (including PC's) used by the Utility Company. The rate is calculated by dividing the economic carrying costs of the assets by the total actual labor dollars of employees using those assets. This overhead is directly applied to all Utility Company labor charged or allocated to clients.

2.        Occupancy Overhead:

          The Occupancy Overhead allocates costs related to the workspace occupied by Utility Company employees. The rate is calculated by dividing the economic carrying costs for the buildings by the total actual labor dollars of employees working in those buildings. This overhead is directly applied to all Utility Company labor charged or allocated to clients.

3.        Management Overhead:

          This overhead represents the management cost of a function within the Utility Company. It is based on the ratio of Utility Company supervisory wages to all other wages. This fixed rate is applied to all direct labor charged to clients.

AN ALTERNATIVE ALLOCATION APPLIED TO DIRECT LABOR CHARGES OR OTHER DIRECT
CHARGES

An alternative allocation applied to direct labor charges or other direct charges is commonly referred to as an Administrative and General Support Adder. This overhead is a general overhead used in place of other specific administrative and general support overheads and is added to total costs of client services. The purpose is to recover indirect administrative and general expenses incurred and not otherwise charged directly to these clients for certain activities. The adder also includes expenses associated with office facilities, including furniture and office equipment, used in performing these administrative functions.


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ALLOCATIONS RELATED TO DISTRIBUTED SERVICES

The following ratios will be used to allocate costs for services not directly assigned but pooled and allocated based on a causal measurement:

Call Center Ratio - Based on the number of calls received from Client company customers. This ratio is determined annually based on the actual count of calls received at the end of the previous calendar year and may be adjusted periodically due to a significant change.

Customer Billing Ratio - Based on the number of bills sent to customers on behalf of the Client companies. This ratio is determined annually based on the actual count of bills sent at the end of the previous calendar year and may be adjusted periodically due to a significant change.

Lan/Wan Service Ratio - Based on the number of PCs connected at each of the Client companies. This ratio is determined annually based on the actual count of PCs connected at each of the Client companies at the end of previous calendar year and may be adjusted periodically due to a significant change.

Telephone and Voice Service Ratio - Based on the number of phones utilized by Client companies. This ratio is determined annually based on the actual count of phones utilized at the end of previous calendar year and may be adjusted periodically due to a significant change.

Number of Employees Ratio - Based on the number of employees benefiting from the performance of a service. This ratio will be determined annually based on actual count of applicable employees at the end of the previous calendar year and may be adjusted periodically due to a significant change.

Accounts Payable Ratio - Based on the number of invoices processed for each of the specific Clients. This ratio is determined annually based on the actual count of invoices at the end of the previous calendar year and may be adjusted periodically due to a significant change.

Asset Ratio - This ratio is determined annually based of the average of gross assets during the previous calendar year and may be adjusted due to a significant change.


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